UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2018

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

The description of the Credit Agreement (as defined below) set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2018, certain subsidiaries of Starwood Property Trust, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with MUFG Bank, Ltd. (“MUFG”), as administrative agent, issuing lender and a lender, and the other lenders from time to time party thereto (collectively with MUFG, the “Lenders”), providing for a $1,537,003,230 senior secured term loan, a $256,846,626 senior secured revolving credit facility and a $334,032,401 senior delayed draw term loan facility (collectively, the “Credit Facilities”), the proceeds of which were used, in the case of the term loan, to fund a portion of the acquisition of the Project Finance Debt Business (as defined below under Item 8.01) and, in the case of the revolving credit and delayed draw term loan facilities, to fund the future funding commitments of the subsidiary borrowers (such subsidiaries, the “Borrowers”) under the project finance loans acquired as part of the acquisition of the Project Finance Debt Business (the “Acquired Loans”).

The Credit Facilities mature in three years, which maturity may be extended for one year at the option of the Borrowers subject to the absence of a default and payment of a fee. The loans thereunder bear interest (and fees accrue with respect to letters of credit issued thereunder) at a rate per annum equal to LIBOR plus a margin of 1.50%, which margin increases to 1.75% and 2.00% at the end of the first and second years, respectively.  Additionally, the Borrowers are required to pay a quarterly fee of 0.75% per annum on the average daily unused commitments under the revolving credit and delayed draw term loan facilities. The Credit Facilities are prepayable at any time without premium or penalty, but are required to be prepaid on a monthly basis to the extent necessary to reduce the loan-to-value ratio to 82.5%.

The Credit Facilities are secured by all assets of the Borrowers, which consist of the Acquired Loans and the proceeds thereof. The Credit Facilities are guaranteed by the direct parent of the Borrowers, which guarantee is secured by a pledge of such parent’s equity in the Borrowers. The Credit Facilities are not guaranteed by or otherwise recourse to the Company or any other subsidiaries of the Company. The Credit Agreement includes representations and warranties, affirmative and negative covenants, reporting obligations and events of default, in each case, applicable to the Borrowers and in certain cases, the direct parent, as are customary for facilities of this nature. Distributions of cash not required for debt service or to prepay the loans as described above may be made on a monthly basis, so long as the interest coverage ratio is not less than 1.15x. Sales of the Acquired Loans are permitted subject to the absence of a default and a loan-to-value ratio, pro forma for such sale and any prepayment of the loans, of 82.5%. The only financial covenant is a loan-to-value ratio under which an event of default occurs if such ratio exceeds 90% and is not cured by an equity contribution and corresponding prepayment within 15 days.

Item 8.01.  Other Matters.

On September 19, 2018, the Company completed the acquisition of GE Capital’s Energy Financial Services’ project finance debt business (the “Project Finance Debt Business”) for a purchase price of approximately $2.01 billion. The Company funded the acquisition with the proceeds of the senior secured term loan constituting part of the Credit Facilities (described above under Item 2.03) and cash on hand.

The Project Finance Debt Business consists of a vertically-integrated platform with a seasoned leadership team and 22 full-time employees across loan origination, underwriting, capital markets and asset management, and a loan portfolio consisting of 50 senior loans secured by energy infrastructure real assets with total commitments of approximately $2.4 billion, including approximately $470 million of unfunded commitments. These amounts exclude $150 million of loans which are subject to an October 15th delayed closing due to potential near-term repayment.

For additional information regarding the Project Finance Debt Business, refer to the Company’s Current Report on Form 8-K filed on August 13, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2018	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel